EXHIBIT 99.1
IMMEDIATE RELEASE

Sharps Compliance Reports Fiscal 2022 First Quarter Results

•First quarter revenue of $13.9 million increased 6% from the prior year
•Retail market billings increased 6% for the quarter
•Professional market billings grew 9% compared to prior year first quarter
•Unused medication revenue increased 11%
•Route-based customer locations increased 17% to 16,600
•Completed secondary offering for net proceeds of $17.0 million
•Cash balance of $41.2 million at September 30, 2021
•Recently announced acquisition of Affordable Medical Waste, a full-service, route-based provider of medical waste solutions in Indiana

HOUSTON, Texas, October 27, 2021 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the first quarter of fiscal 2022, ended September 30, 2021.

Revenue in the first quarter of fiscal 2022 grew 6% to $13.9 million, compared to $13.2 million in the same prior year quarter. Customer billings of $12.7 million decreased 5% compared to $13.4 million for the same prior year quarter. First quarter 2022 gross margin was 25%, a decrease from gross margin of 28% in the first quarter of 2021. Gross margin was negatively impacted in the current quarter by the effect of revenue recognition, where there was a higher proportion of immunization related mailbacks returned, with a lower gross margin upon return compared to immunization related mailbacks shipped, which generate a higher up front gross margin. On a normalized basis (excluding the impact of revenue recognition), gross margin would have been 27%. SG&A increased by approximately $0.4 million or 11% to $4.2 million in the first quarter of fiscal 2022, compared to the same prior year quarter. The increase in SG&A is related primarily to continued investment in sales and marketing and to a $0.2 million increase in the accrual of management incentive compensation.

The Company reported an operating loss of $1.0 million in the first quarter of 2022, compared to an operating loss of $0.4 million in the first quarter of 2021. Sharps recorded a net loss of $0.8 million, or ($0.04) per basic and diluted share, in the first quarter of fiscal 2022, as compared to a net loss of $0.3 million, or ($0.02) per basic and diluted share in the first quarter of fiscal 2021. Sharps recorded an EBITDA loss of $0.4 million in the first quarter of fiscal 2022 compared to EBITDA of $0.1 million in the first quarter of fiscal 2021. (See Reconciliation of Net Loss to EBITDA in the supplemental table included at the end of this release).

On August 30, 2021, Sharps announced it closed an underwritten secondary offering of a total of 2,070,000 shares of its common stock at a public offering price of $8.65 per share including the exercise in full by the underwriter of its option to purchase 270,000 shares to cover over-allotments in connection with the offering. After the underwriting discount and before estimated offering expenses payable by the Company, Sharps received net proceeds of approximately $17.0 million.

David P. Tusa, President and Chief Executive Officer of Sharps, stated, “Our first quarter results are in line with our expectations reflecting slower immunization revenue for the September quarter versus the two preceding sequential quarters. To provide some context, in the March and June 2021 quarters, which to date represent the height of our COVID-19 related mailback business, immunization billings were $27.9 million and generated $24.6 million in related mailback revenue. In the September 2021 quarter, immunization orders were $1.8 million and generated $3.1 million in mailback revenue consistent with the slower COVID-19 immunization administration. Additionally, we faced a tough performance comparison to the prior year first quarter, when we experienced increased volume for our services and solutions related to COVID-19 volumes generated in our Long-Term Care market and from labs performing COVID-19 related testing. On a positive note, our route-based customer locations increased almost 17% to 16,600.

Tusa added, “We were very pleased to see a return to growth for our unused medication solution offerings for the quarter of 11% year-over-year and 31% sequentially. We believe we will see continued growth in this offering in fiscal year 2022 as retail pharmacies and long-term care refocus on the proper and cost-effective disposal of ultimate user unused medication.

“Well before COVID-19, we began growing our infrastructure and route-based footprint to reach a larger portion of the small-to-medium quantity generator marketplace. As such, we currently service 37 states, or 80%, of the US population with our route-based offering. We’ve methodically enhanced our route-based reach organically and are currently focused on strategic acquisitions. We are excited about our recently announced tuck-in acquisition of Affordable Medical Waste (“AMW”), an Indiana-based full-service route-based provider of medical waste disposal services. This tuck-in acquisition extends our presence in the Midwest and significantly improves route density. The addition of AMW is consistent with our long-term growth strategy to complete complementary acquisitions, and we look forward to continuing to work our active pipeline of additional opportunities.”

First Quarter Review

Professional market billings increased 9% to $4.5 million in the first quarter of fiscal 2022 as compared to $4.1 million in the first quarter of 2021. The growth in Professional market billings in the current quarter was offset by (i) about $0.1 million decrease in billings for route based services to lab customers related to COVID-19 related volume decreases compared to last year and (ii) over $0.1 million lower billings for route based services to customers for hazardous waste activity that was delayed until the December 2021 quarter due to nationwide sporadic / temporary moratoriums on accepting hazardous waste streams destined for incineration.

Retail market billings grew 6% to $3.9 million in the first quarter of fiscal 2022 as compared to $3.6 million in the same prior year period. Within the retail market, immunization related orders grew 9% to $1.8 million in the first quarter of fiscal 2022 compared to $1.6 million in the prior year.

Pharmaceutical Manufacturer market billings decreased by $0.7 million to $0.5 million in the first quarter of fiscal 2022 as compared to $1.2 million in the same prior year period due to the timing of inventory builds for patient support programs, driving most of the $0.9 million decrease in mailback solution billings.

Long-Term Care billings decreased by $0.5 million to $0.8 million in the first quarter of fiscal 2022 compared to $1.3 million in the prior year period, related primarily to heightened volumes of COVID-19 related waste management and ancillary supplies in the prior year, about half of which impacted the route-based business, with the remainder impacting other ancillary solutions.

Home Health Care market billings decreased $0.4 million to $1.9 million in the first quarter of fiscal 2022 compared to $2.3 million in the first quarter of fiscal 2021 due to the timing of distributor orders.

Billings for Unused Medications grew 11% to $2.6 million in the first quarter of fiscal 2022 as compared to $2.4 million in the same prior year period. Sequentially, billings for Unused Medications, which includes MedSafe, grew 31% in the first quarter of fiscal 2022 as compared to $2.0 million in the fourth quarter of fiscal 2021.

Financial Flexibility and a Strong Balance Sheet

Cash was $41.2 million at September 30, 2021, compared to cash of $27.8 million at June 30, 2021. The Company had working capital of $44.3 million at September 30, 2021 compared to working capital of $27.9 million at June 30, 2021.

Mr. Tusa concluded, “Looking forward, the COVID-19 related immunization business landscape remains fluid. Future immunization-related orders should be driven by the timing and volume of the continued roll out of COVID-19 boosters and the approval and distribution of the COVID-19 vaccine to children ages 5 to 11. As a point of reference, only 7% of the 191 million fully vaccinated Americans have received a booster to-date. We remain confident that we are well positioned to support our customers, with our high level of mailback inventory and increased treatment capacity to meet the continuing demands of the immunization business.

“Finally, we’re energized to capitalize on the opportunities we’re seeing to grow our leadership position in the marketplace. Our comprehensive service offerings, enhanced infrastructure and expanded treatment capacity have increased our ability to win new and larger customers and continue to effectively service our existing customer base. Likewise, our strong balance sheet provides us with the opportunity to execute on our broader acquisition strategy as we continue to work our active pipeline of opportunities.”

First Quarter Fiscal Year 2022 Webcast and Conference Call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook. A question-and-answer session will follow.

The Sharps conference call can be accessed by domestic callers by dialing (888) 506-0062. International callers may access the call by dialing (973) 528-0011. Callers should use conference entry code 896291. The webcast can be monitored at www.sharpsinc.com.

A telephonic replay will be available through November 26, 2021. To listen to the replay, domestic callers should dial (877) 481-4010 and international callers should dial (919) 882-2331 and enter replay ID number 43141. Transcript will also be posted to the Sharps website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance (NASDAQ: SMED) is a leading business-to-business services provider to the healthcare, long-term care and retail pharmacy markets. Sharps Compliance offers comprehensive solutions for the management of regulated medical waste, hazardous waste and unused medications. For more information, visit: www.sharpsinc.com.

Forward-Looking Statements

The information made available in this news release contains certain forward-looking statements relating to the Company that are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. When used in this document, the words "may," “position,” "plan," “potential,” “designed,” “continue,” "anticipate," "believe," "expect," "estimate," “project,” and “intend” and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements. Such statements reflect the known and unknown risks, uncertainties and assumptions related to certain factors including, without limitation, competitive factors, general economic conditions, customer relations, relationships with vendors, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, onetime events and other factors described herein including the impact of the coronavirus COVID-19 (“COVID-19”) pandemic on our operations and financial results. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Company’s Quarterly Reports on Form 10-Q, our Annual Report on Form 10-K, and our other filings with the Securities and Exchange Commission. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and as such should not consider the preceding list or the risk factors to be a complete list of all potential risks and uncertainties. The Company does not intend to update these forward-looking statements.

Non-GAAP Measures

This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information and EBITDA. The Company believes this information is useful to investors and other interested parties. EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or measure of our liquidity, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Executive Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended
	September 30,
	2021	2020	% Change

Revenue	$13,915	$13,151	5.8%

Cost of revenue	10,494	9,528	10.1%
Gross profit	3,421	3,623	(5.6)%
Gross margin	24.6%	27.5%
SG&A expense	4,200	3,788	10.9%
Depreciation and amortization	218	204

Operating Loss	(997)	(369)
Operating margin	(7.2)%	(2.8)%

Interest expense	(56)	(32)
Income associated with derivative instrument	7	5
Total other expense	(49)	(27)

Loss before income taxes	(1,046)	(396)
Income tax benefit	(256)	(103)
Net Loss	$(790)	$(293)

Net Loss Per Share
Basic and Diluted	$(0.04)	$(0.02)
Weighted Average Shares Outstanding
Basic and Diluted	17,879	16,391

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 30,	June 30,
	2021	2021
ASSETS:
Current assets:
Cash	$41,162	$27,767
Accounts receivable, net	9,847	9,738
Inventory	7,272	6,114
Contract asset	27	20
Prepaid and other current assets	1,756	1,459
Total current assets	60,064	45,098
Property, plant and equipment, net	10,508	10,843
Operating lease right of use asset	7,919	8,353
Financing lease right of use asset, net	934	907
Inventory, net of current portion	982	989
Other assets	118	110
Goodwill	6,735	6,735
Intangible assets, net	2,109	2,239
Deferred tax asset, net	413	157
Total assets	$89,782	$75,431

Current liabilities
Accounts payable	$2,972	$2,922
Accrued liabilities	3,750	3,940
Operating lease liability	2,240	2,368
Financing lease liability	174	160
Current maturities of long-term debt	622	735
Contract liability	5,965	7,028
Total current liabilities	15,723	17,153
Contract liability, net of current portion	1,352	1,461
Operating lease liability, net of current portion	5,810	6,118
Financing lease liability, net of current portion	772	741
Other liabilities	44	45
Long-term debt, net of current portion	3,236	3,329
Total liabilities	26,937	28,847
Stockholders' equity	62,845	46,584
Total liabilities and stockholders' equity	$89,782	$75,431

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(Unaudited)

	Three-Months Ended September 30,
	2021	% Total	2020	$ Change	%
BILLINGS BY MARKET:
Professional	$4,517	35.5%	$4,133	$384	9.3%
Retail	3,867	30.4%	3,647	220	6.0%
Home Health Care	1,939	15.2%	2,348	(409)	(17.4)%
Long-Term Care	778	6.1%	1,309	(531)	(40.6)%
Government	707	5.6%	515	192	37.3%
Pharmaceutical Manufacturer	496	3.9%	1,179	(683)	(57.9)%
Environmental	31	0.2%	135	(104)	(77.0)%
Other	389	3.1%	162	227	140.1%
Subtotal	12,724	100.0%	13,428	(704)	(5.2)%
GAAP Adjustment *	1,191		(277)	1,468
Revenue Reported	$13,915		$13,151	$764	5.8%

*Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped or services rendered during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales, (ii) recognition of certain revenue associated with product returned for treatment and destruction and (iii) provisions for certain product returns and discounts to customers which are accounted for as reductions in sales in the same period the related sales are recorded.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Solution Information
(in thousands)
(Unaudited)

	Three-Months Ended September 30,
	2021	% Total	2020	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$5,557	43.7%	$6,439	$(882)	(13.7)%
Route-Based Pickup	3,199	25.1%	3,156	43	1.4%
Unused Medications	2,629	20.7%	2,361	268	11.4%
Third Party Treatment	31	0.2%	135	(104)	(77.0)%
Other	1,308	10.3%	1,337	(29)	(2.2)%
Total Billings by Solution	$12,724	100.0%	$13,428	$(704)	(5.2)%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Loss to EBITDA*
(in thousands)
(Unaudited)

	Three-Months Ended
	September 30,
	2021	2020

Net Loss	$(790)	$(293)
Income tax benefit	(256)	(103)
Interest expense, net	56	32
Depreciation and amortization	582	423

EBITDA	$(408)	$59

*The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income (loss), plus income tax expense (benefit), net interest expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.